UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D (Rule 13d-1 and Rule 13d-2)

(Amendment No. 1)

Under the Securities Exchange Act of 1934

CHINA CORD BLOOD CORPORATION

(Name of Issuer)

Ordinary Shares, par value $0.0001

(Title of Class of Securities)

G21107100

(CUSIP Number)

David J. Sorkin, Esq.

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

(212) 750-8300

with a copy to:

John E. Lange, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 20, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No G21107100

1	Name of Reporting Persons KKR China Healthcare Investment Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 22,903,454

	8	Shared Voting Power 0

	9	Sole Dispositive Power 22,903,454

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) OO

CUSIP No G21107100

1	Name of Reporting Persons KKR China Growth Fund L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) AF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 22,903,454

	8	Shared Voting Power 0

	9	Sole Dispositive Power 22,903,454

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) PN

CUSIP No G21107100

1	Name of Reporting Persons KKR Associates China Growth L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) AF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 22,903,454

	8	Shared Voting Power 0

	9	Sole Dispositive Power 22,903,454

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) PN

CUSIP No G21107100

1	Name of Reporting Persons KKR China Growth Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) AF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 22,903,454

	8	Shared Voting Power 0

	9	Sole Dispositive Power 22,903,454

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) OO

CUSIP No G21107100

1	Name of Reporting Persons KKR Fund Holdings L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) AF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 22,903,454

	8	Shared Voting Power 0

	9	Sole Dispositive Power 22,903,454

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) PN

CUSIP No G21107100

1	Name of Reporting Persons KKR Fund Holdings GP Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) AF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 22,903,454

	8	Shared Voting Power 0

	9	Sole Dispositive Power 22,903,454

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) OO

CUSIP No G21107100

1	Name of Reporting Persons KKR Group Holdings L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) AF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 22,903,454

	8	Shared Voting Power 0

	9	Sole Dispositive Power 22,903,454

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) PN

CUSIP No G21107100

1	Name of Reporting Persons KKR Group Limited

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) AF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 22,903,454

	8	Shared Voting Power 0

	9	Sole Dispositive Power 22,903,454

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) OO

CUSIP No G21107100

1	Name of Reporting Persons KKR & Co. L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) AF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 22,903,454

	8	Shared Voting Power 0

	9	Sole Dispositive Power 22,903,454

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) PN

CUSIP No G21107100

1	Name of Reporting Persons KKR Management LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) AF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 22,903,454

	8	Shared Voting Power 0

	9	Sole Dispositive Power 22,903,454

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) OO

CUSIP No G21107100

1	Name of Reporting Persons Henry R. Kravis

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) AF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 22,903,454

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 22,903,454

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) IN

CUSIP No G21107100

1	Name of Reporting Persons George R. Roberts

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) AF

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 22,903,454

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 22,903,454

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,903,454

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 24.9%

14	Type of Reporting Person (See Instructions) IN

CUSIP No G21107100

SCHEDULE 13D

Item 1.	Security and Issuer

The following constitutes Amendment No. 1 (the “Amendment”) to the Schedule 13D filed with the U.S. Securities and Exchange Commission (the “SEC”) by the undersigned on May 1, 2012 (the “Original Schedule 13D”).  This Amendment relates to the ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), of China Cord Blood Corporation, a company with limited liability registered in Cayman Islands (the “Issuer”). The address of the principal executive offices of the Issuer is Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Except as specifically amended by this Amendment, the Original Schedule 13D remains in full force and effect. Capitalized terms used but not defined in this Amendment have meanings provided in the Original Schedule 13D.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

The information set forth in Item 6 of the Original Schedule 13D is hereby amended and supplemented by the following.

Waiver and Consent Agreement.  As described in the Form 6-K furnished by the Issuer to the SEC on September 18, 2012, the Issuer entered into a convertible note purchase agreement with Golden Meditech Holdings Limited (“GM”) regarding the proposed issuance and sale of senior unsecured convertible notes in the aggregate principal amount of US$50,000,000 (the “GM Investment”).

The GM Investment is subject, among other conditions, to the written consent of KKR Investor , as required pursuant to the Purchase Agreement and the Registration Rights Agreement entered into between KKR Investor and the Issuer on April 12, 2012 and April 27, 2012, and filed as exhibits to the Original Schedule 13D.

Pursuant to a waiver and consent executed by KKR Investor and the Issuer on September 20, 2012, KKR Investor waived certain of its rights, and provided its consent under, the Purchase Agreement and the Registration Rights Agreement, to enable the Issuer and GM to consummate the GM Investment in compliance with the terms and conditions of the Purchase Agreement and the Registration Rights Agreement.

Item 7.	Material to be Filed as Exhibits.
The information set forth in Item 7 of the Original Schedule 13D is hereby amended and supplemented by the following.

Exhibit 14	Waiver and Consent

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule 13D is true, complete and correct.

Dated: October 5, 2012

KKR CHINA HEALTHCARE INVESTMENT LIMITED

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for William J. Janetschek,
Director

KKR CHINA GROWTH FUND L.P.

By:	KKR Associates China Growth L.P.,
its General Partner

By:	KKR China Growth Limited,
its General Partner

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for William J. Janetschek,
Director

KKR ASSOCIATES CHINA GROWTH L.P.

By:	KKR China Growth Limited,
its General Partner

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for William J. Janetschek,
Director

KKR CHINA GROWTH LIMITED

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for William J. Janetschek,
Director

Signature page

KKR FUND HOLDINGS L.P.

By:	KKR Fund Holdings GP Limited,
its General Partner

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for William J. Janetschek,
Director

KKR FUND HOLDINGS L.P.

By:	KKR Fund Holdings GP Limited,
its General Partner

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for William J. Janetschek,
Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for William J. Janetschek,
Director

KKR GROUP HOLDINGS L.P.

By:	KKR Group Limited,
its General Partner

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for William J. Janetschek,
Director

KKR GROUP LIMITED

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for William J. Janetschek,
Director

Signature page

KKR & CO. L.P.

By:	KKR Management LLC,
its General Partner

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for William J. Janetschek,
Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for William J. Janetschek,
Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for Henry R. Kravis

GEORGE R. ROBERTS

By:	/s/ Richard J. Kreider
Richard J. Kreider, Attorney-in-fact for George R. Roberts

Signature page

EXHIBIT INDEX

Exhibit 14               Waiver and Consent